Ex. 99.1

Explanation of Responses:

1.             AP-Newkirk Holdings LLC and Newkirk Tender Holdings LLC are Delaware limited liability companies that are wholly owned by Apollo Real Estate Investment Fund III, L.P., a Delaware limited partnership (“Apollo Fund”).  Apollo Real Estate Advisors III, L.P., a Delaware limited partnership (“Advisor”) is the general partner of Apollo Fund.  Apollo Real Estate Management III, L.P., a Delaware limited partnership (“Management LP”) is the manager of Apollo Fund.  Apollo Real Estate Capital Advisors III, Inc., a Delaware corporation (“Capital”), is the general partner of Advisor.  Apollo Real Estate Management III, Inc., a Delaware corporation (“Management Inc.”), is the general partner of Management LP.  Leon D. Black, John J. Hannan and William Mack are the principal stockholders of Capital and Management Inc., each of whom disclaims beneficial ownership of the units reported.

2.             Distributions and contributions of units among Apollo Fund and its wholly owned subsidiaries.  The reported transactions are exempt from Section 16 under Rule 16a-13; this report is being made voluntarily to update disclosure regarding indirect beneficial ownership.